                                                                     Exibit 99.2

Company Contact:                                 Investor Contact:
Gary J. Dailey                                   Integrated Corporate Relations
Chief Financial Officer                          David Griffith/James Palczynski
EVERLAST WORLDWIDE INC.                          203-682-8200
212-239-0990

                             EVERLAST PRESS RELEASE

NEW YORK, NEW YORK, AUGUST 3, 2007 -- Everlast  Worldwide,  Inc. (Nasdaq:  EVST)
announced today that that it has entered into a settlement agreement with Hidary
Group  Acquisitions,  LLC and Hidary Group  Acquisitions,  Inc.  The  settlement provides  for  the  dismissal,  with  prejudice,  of  Hidary's  lawsuit  against
Everlast,  which  sought to block  Everlast's  pending  merger  agreement  to be acquired by Brands  Holdings  Limited.  Pursuant to the terms of the settlement, among other things,  Everlast has agreed to limit the discovery it may take from
Hidary in connection with certain stockholder litigation, and Everlast agreed to
publicly   reaffirm  its  board's   commitment  to  comply  with  its  fiduciary
responsibilities, as set forth below.

Pursuant  to the  terms of the  merger  agreement,  the  Board of  Directors  of
Everlast   remains   free  to  consider   unsolicited   acquisition   proposals.
Additionally,  as  Everlast  has  previously  disclosed,  there is no  agreement between  Everlast  and Hidary  that would  prohibit  Hidary  from  commencing  a non-coercive tender offer for Everlast's shares. The Everlast Board has been and remains committed to obtaining the best transaction  reasonably available to its stockholders,  as it is  required to under  Delaware  law. In the event that any entity (including Hidary) makes an unsolicited acquisition proposal or commences a non-coercive  tender offer for Everlast's  shares, the Everlast Board will, as it has done in the past,  comply with its fiduciary duties under Delaware law in evaluating and responding to any such proposal or tender offer.

About Everlast Worldwide Inc.

Everlast  Worldwide  Inc. is a leading  designer,  manufacturer  and marketer of boxing and fitness related  sporting goods  equipment under the  well-recognized
Everlast brand name and a worldwide  licensor of the Everlast brand for apparel, footwear,  sporting  goods  equipment  and other active  lifestyle  products and accessories.  Since 1910, Everlast has been the preeminent brand in the world of boxing and among the most  recognized  brands in the overall  sporting goods and apparel industries. In order to capitalize on the rich heritage and authenticity of the Everlast  brand,  the company has extended the Everlast  brand outside of the boxing  ring into  complementary  product  categories.  Our  strategy  is to
continue  to  leverage  the  unique   qualities   represented  by  the  Everlast
brand--Strength,  Dedication,  Individuality  and  Authenticity  -- to  become a leading global athletic brand and a necessary part of the lives of consumers who train, compete and live an active lifestyle.

Statements  made in this  Press  Release  that are  estimates  of past or future performance  are based on a number of factors,  some of which are outside of the

Company's  control.  Statements  made in  this  Press  Release  that  state  the intentions, beliefs, expectations or predictions of Everlast Worldwide, Inc. and its management for the future are forward-looking statements. It is important to note that actual results could differ  materially  from those  projected in such forward-looking  statements.  Information  concerning  factors  that could cause actual results to differ materially from those in forward-looking  statements is contained  from time to time in  filings  of  Everlast  Worldwide  with the U.S.
Securities and Exchange  Commission.  Copies of these filings may be obtained by contacting Everlast Worldwide or the SEC.